AMENDED AND RESTATED
REPRESENTATION AGREEMENT

This Amended and Restated Representation Agreement (the "**Agreement**") is made effective this 12th day of September, 2017 (the "**Effective Date**") by and between Encore Endeavor 1 LLC, a California limited liability company ("**EE1**") and Dada Media, Inc. ("**Dada**"), and David Tutera ("**DT**") (Dada and DT, collectively, "**Tutera**" or "**Licensor**"). EE1 and Tutera, collectively, a "**Party**" or the "**Parties**".

Background

A. Dada, holds the license and trade mark for "David Tutera" and its derivations with an exclusive license for intellectual property, including without limitation, names, likenesses, words, terms, copyrights, trademarks, trade names, trade dress, logos and designs or parts thereof, in any size or dimensions, owned by or licensed to Licensor, as may be modified by Licensor from time to time in its sole discretions (collectively, the "**IP**").

B. Subject to the terms of this Agreement, Dada desires that EE1, and EE1 desires to accept, EE1's appointment as a representative of Dada to seek potential third party licensees to enter into license agreements with Licensor (the "**Licensees**") for use in various products and merchandise (the "**Licensed Products**").

C. Subject to the terms of this Agreement, EE1 desires to pay to Dada, and Dada desires to accept, a percentage of royalties that EE1 or its affiliates collect from such licenses.

Agreement

In consideration of the promises and mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, EE1 and Licensor hereby agree as follows:

1. **Consultancy Appointment.** Subject to the terms and conditions hereof, Licensor hereby appoints EE1 as its exclusive consultant to provide the services set herein with respect to IP licenses in Licensed Products throughout the Territory (as defined below) during the Term (as defined below). EE1 shall act as a licensing consultant and perform for Licensor business development services in connection with the promotion and marketing of the IP by identifying and assisting in the negotiation of licensing opportunities for its use with various consumer products on Licensor's behalf, subject to Licensor's prior approval; specifically, but not limited to, EE1 shall (a) seek to identify, present and introduce Licensor to potential Licensees (as defined below) with respect to the Licensed Products, (b) negotiate and present term sheets and standard terms and conditions with Licensees on Licensor's behalf, (c) negotiate on behalf of Licensor, implement and administer each Eligible License (as defined below), and (d) use reasonable efforts to

cause Licensees to pay all amounts due under such license agreements directly into a separate account located, owned, maintained and administered by EE1 (the "**Collection Account**"). Any such license agreement entered into by Licensor arising from EE1's services shall be referred to herein as an "**Eligible License**." Nothing herein shall provide EE1 with the authority to bind or otherwise enter into any agreement or understanding on behalf of Licensor.

1.1 ***Territories***. Unless otherwise expressly consented to by Licensor, EE1 may perform the services contemplated in this Agreement on a worldwide basis (the "**Territory**").

1.2 ***Approvals***. In all cases, Licensor reserves the right to approve or disapprove in its sole and absolute discretion any Licensee, as well as the terms and conditions of all proposed licenses, including but not limited to Licensed Products, the components of the Licensed Products, royalty rates, advances, guarantees, term, channels of distribution and Territory. Tutera acknowledges and agrees any and all approval and consent rights under this Agreement shall be exclusively requested to the managers of Tutera.

1.3 ***Additions to IP***. Licensor shall, during the term of this Agreement, periodically inform EE1 as to developments and additions to the IP created by or on behalf of Tutera or acquired by Tutera.

2. **Compensation**. EE1 shall receive the compensation provided in this Section 2.

2.1 ***Eligible Licenses***. With respect to Eligible Licenses with Licensees introduced by EE1 or its affiliates, agents or representatives ("**EE1 Affiliates**") for Licensor, EE1 shall be entitled to receive twelve and one half percent (12.5%) of the gross proceeds or any form of non-cash compensation (such gross proceeds and non-cash compensation, collectively, the "**Compensation**") received by Licensor or any EE1 Affiliate, in the aggregate, under any Eligible License.

2.2 ***Payment***. EE1 shall collect all amounts due under any Eligible Licenses and shall submit payment to Licensor in U.S. Dollars of Licensor's portion of the Compensation within fifteen (15) days of the last day of each month in which Compensation is received. Throughout the Term, EE1 shall invoice, receive and take such actions it deems appropriate, in its reasonable judgment as collecting consultant, to collect amounts payable under the Eligible Licenses, and to provide accounting and bookkeeping services related to collection of accounts and remittance of funds.

2.3 ***Survival Rights***. Upon expiration or termination of this Agreement, for any reason, EE1 shall continue to receive Compensation from any Eligible License, at a reduced amount equal to six and one quarter percent (6.25%) of the gross proceeds or any form of non-cash compensation received by Licensor or any EE1 Affiliate, in the aggregate, whether such

Eligible License is extended, renewed, or a new license is entered into between or among such Licensee and Licensor.

3. **Confidential Information**. In the course of performance of this Agreement, the Parties may find it necessary to disclose certain confidential information ("**Confidential Information**") to each other. Any information disclosed by either Party shall be considered confidential unless otherwise identified as non-confidential by the Party disclosing the information ("**Disclosing Party**"). For the avoidance of doubt, the terms of this Agreement shall be considered Confidential Information. The following terms shall apply to Confidential Information:

3.1 ***Treatment***. Each Party will treat the Confidential Information received from the other (the "**Receiving Party**") as confidential and use the same degree of care as the Receiving Party would employ in the protection of their own similar confidential information.

3.2 ***Scope of Disclosure***. The Receiving Party shall disclose Confidential Information only to employees or agents of the Receiving Party who have a need to know, unless authorized in writing by the Disclosing Party.

3.3 ***Exclusions***. Confidential Information disclosed by either Party shall not be subject to these terms if: (a) it is in the public domain at the time of disclosure, or enters the public domain without breach of these terms; (b) it is properly known to the Receiving Party prior to the disclosure; (c) it is obtained by the Receiving Party in good faith from a third party not under obligation of confidentiality or secrecy to the Disclosing Party; or (d) it is the subject of a court or government agency order to disclose, however, in such a case, the Receiving Party shall give the Disclosing Party prompt notice of such order and shall cooperate with the Disclosing Party in its attempt to seek a protective order.

4. **Intellectual Property Rights**.

4.1. ***Definitions***. "**Intellectual Property Rights**" shall mean all worldwide ownership, right, title, interest in and to intellectual property rights (including without limitation rights relating to patents, copyrights, trademarks, trade dresses, moral rights and trade secrets), all similar ownership rights of every type that may exist now or in the future in every jurisdiction, including all derivative works (as such term is defined under the U.S. Copyright Act of 1976, 17 U.S.C. §101 et seq., as amended) and all applications, registrations and renewals thereof, as applicable, as well as all rights to sublicense and assign any or all of the foregoing.

4.2. ***Ownership of IP***. EE1 acknowledges that it has no Intellectual Property Rights in and to the IP, except as specifically granted under this Agreement. EE1 shall not hold itself out as having any such rights or any other rights or powers inconsistent with the provisions of this Agreement. EE1 acknowledges the value of the goodwill associated with the IP, and agrees that

any additional goodwill, which may be created through EE1's use thereof, shall inure to the sole benefit of Licensor.

5. **Representations & Warranties; Limitation.**

5.1 ***Mutual Warranties***. Each of EE1 and Licensor represents and warrants to the other that: (a) it has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and (b) the execution, delivery, and performance of this Agreement shall not conflict with its charter or bylaws, organizational documents, operating agreement or any material agreement, order, or judgment to which it is bound.

5.2 ***Licensor Warranties***. Licensor further represents and warrants to EE1 that: (a) it owns and/or is the licensee of all rights, title, in and to the IP; (b) it shall comply with all laws, regulations, rulings and requirements of governmental authorities having jurisdiction over the IP and the subject matter of this Agreement; and (c) it has the power to license and/or sell such IP and to grant the rights herein granted to EE1.

6. **Indemnification; Remedies; Limitation.**

6.1 ***Indemnification***. EE1 and Licensor each (each, the "**Indemnifier**") shall defend, indemnify, and hold the other and their respective shareholders, officers, directors, partners, members, representatives, employees and agents (the "**Indemnified Party**") harmless from all liabilities, damages, losses, and expenses (including without limitation reasonable outside attorney's fees and court costs) owed to any third party arising from claims (collectively, "**Claims**") against the other as a result of the Indemnifier's negligent or intentionally wrongful actions pursuant to or in furtherance of this Agreement or Indemnifier's failure to perform or comply with any of its covenants, obligations, representations, or warranties hereunder. Indemnified Party shall promptly, after receipt of applicable information, notify the Indemnifier of any Claim to which the foregoing indemnity may apply, and at the Indemnifier's option, the Indemnifier shall have the right to assume and control the defense of any such Claim; provided that the Indemnifier may not settle any Claim without the Indemnified Party's reasonable consent, which shall not be unreasonably withheld or delayed. It is further agreed that the Indemnified Party reserves the right to also select counsel of its own to defend any such claims (and the Indemnifier shall solely be responsible for any and all attorneys' fees, costs, and expenses relating to any and all such actions).

6.2 ***Cumulative Remedies***. The rights and remedies granted to EE1 and Licensor hereunder are cumulative, and are not limited to those remedies expressly stated in this Agreement. If EE1 or Licensor brings an action against the other, the prevailing Party shall be entitled to recover its costs and expenses incurred in connection with such action and all appeals thereof (including, without limitation, reasonable attorney's fees and court costs). Until such a determination, each Party shall bear its own costs.

6.3 ***LIMITATION OF LIABILITY.*** *EXCEPT FOR EACH PARTY'S INDEMNITY OBLIGATIONS IN SECTION 6.1, THE CONFIDENTIALITY OBLIGATIONS IN SECTION 3, AND ANY INTENTIONAL MISUSE OR INFRINGEMENT OF A PARTY'S INTELLECTUAL PROPERTY RIGHTS, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE, OR SPECIAL DAMAGES, WHETHER BY COMMON LAW OR STATUTE, ARISING HEREFROM OR RELATED HERETO IN ANY CAUSES OF ACTION OF ANY KIND, INCLUDING LOSS OF BUSINESS, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.*

7. **Term; Termination; Survival.**

7.1 ***Term.*** The term (the "**Term**") of this Agreement shall commence on the date of execution of this Agreement (the "**Effective Date**") and shall be effective until the fifth anniversary of the date hereof, unless earlier terminated pursuant to this Agreement.

7.2 ***Termination.*** In the event Licensor or EE1 breaches and fails to cure any of its material obligations hereunder, the non-breaching Party shall have the right to terminate this Agreement unilaterally upon thirty (30) days' prior written notice to the breaching Party. Upon termination of this Agreement, the parties understand and agree that EE1 shall no longer perform collection or other services on behalf of and Tutera shall be responsible for all collection and other services with respect to any Eligible License.

7.3 ***Survival.*** The Compensation payments, representations, warranties, indemnity, confidentiality, and arbitration provisions set forth herein (and any other provisions in this Agreement or an attached Schedule or Exhibit which, by their terms, provide for survival rights) shall survive the termination or expiration of this Agreement.

8. **Statements and Payments.** All payments made by Licensees pursuant to each Eligible License shall be directed to the designated Collection Account and shall be promptly deposited. EE1 agrees to keep accurate books of accounts and records at its principal place of business covering all transactions relating to the Eligible License. Licensor, through an independent certified public accountant, shall have the right, at all reasonable hours of the day and upon at least ten (10) days' notice, to examine EE1's books and records as they relate to the Collection Account. Such examination shall occur at the place where EE1 maintains such records, no more than once per calendar quarter. All books and records pertaining to the obligations of EE1 hereunder shall be maintained and kept accessible and available to the Licensor for inspection for at least three (3) years after the later of (a) termination of this Agreement, or (b) the expiration of the final Eligible License.

9. **General Provisions.**

9.1 ***No Joint Venture***. Nothing contained herein shall be construed to create a partnership or joint venture between EE1 and Licensor. The sole relationship between the Parties shall be that of independent contractors with no rights of agency or representation. Neither Party has the right to obligate or bind the other without prior written approval. Nothing express or implied herein shall confer upon any third party any rights, remedies, obligations, or liabilities.

9.2 ***Waiver***. A waiver of any provision hereof with respect to one event shall not be construed as continuing, or as a bar to or waiver of any right or remedy as to subsequent events.

9.3 ***Severability***. If any provision hereof shall be held to be invalid or unenforceable, then such provision shall be reformed to the extent necessary to make such provision valid and enforceable when so applied. The invalidity or unenforceability of any provision of this Agreement, as applied to a particular occurrence or circumstance, shall not affect the validity or enforceability of any of the other provisions of this Agreement or any other applications of such provisions, as the case may be.

9.4 ***Assignment.*** This Agreement is not assignable by either Licensor or EE1 except with the written consent of the other Party.

9.5 ***Governing Law; Arbitration***. The Parties agree that any and all disputes, controversies or claims arising out of, regarding, or in any way relating to the interpretation, application, or enforcement of this Agreement, the relationship created by this Agreement, or any matter reasonably related thereto, shall be governed by California law applicable to agreements executed and to be wholly performed therein, and handled by way of arbitration in Los Angeles County and administered by and in accordance with the JAMS Streamlined Arbitration Rules and Procedures (the "**JAMS Rules**") of the Judicial Arbitration and Mediation Services ("**JAMS**") in effect at the time of such proceeding. Any conflict between the JAMS Rules and this Agreement shall be governed by this Agreement. Such arbitration shall be the sole, exclusive, and final remedy for resolving any such claims and disputes. Judgment on the final award rendered by the arbitrator may be entered into in any court of competent jurisdiction and shall be final and binding upon the Parties. In the event the Parties cannot agree on an arbitrator within ten (10) days, the arbitrator shall be appointed by the Parties in the following manner: JAMS, and/or another alternative dispute resolution provider agreed upon by the Parties, shall furnish the Parties with a list of potential qualified arbitrators. For purposes of this Section, a "**qualified arbitrator**" shall mean a retired judge of a superior or appellate court or an attorney with more than twenty (20) years of experienced in corporate and intellectual property matters agreed upon by the Parties. If any Party objects to all the names on the list, JAMS, and/or another alternative dispute resolution provider agreed upon by the Parties, shall provide the Parties with an alternative list of potential qualified arbitrators; provided, however, that each Party shall be entitled to so object to an entire list only once. Once the Parties have agreed upon a particular list, or a list is furnished pursuant to the preceding sentence, the Parties shall alternately eliminate unacceptable arbitrators until only one name remains. The remaining person shall be appointed arbitrator. The Parties agree to draw lots to decide which Party shall

remove the first name from the list of arbitrators. Should a Party whose turn it is to eliminate an unacceptable arbitrator fail to do so within twenty-four (24) business hours of the written request of the other Party, then the choice of the other Party of an arbitrator then remaining on such list shall be binding on the Parties. All costs of the arbitration, including the cost of any record or transcript of the arbitration proceedings, all administrative fees, the fee of the arbitrator, and all other fees and costs shall initially be borne equally by the Parties (however, the arbitrator may, in his or her discretion, allow the prevailing party to recover its portion of those fees); provided, however, that the arbitrator shall award the prevailing Party its reasonable and actual attorneys' fees, expenses and costs. The arbitrator shall have no power to award damages contemplated in Section 6.3. If any of the Parties, after notice pursuant to this Agreement, fails to participate or be represented in the arbitration or the evidentiary hearing, the Party may unilaterally select an arbitrator and the arbitrator may proceed with the adjudication of the dispute on an ex parte basis and without a prior court order. The arbitrator may not consider or receive any extrinsic evidence concerning the interpretation of the Agreement. The arbitrator shall issue a reasoned award. The arbitrator shall not extend, modify, or suspend any of the terms of this Agreement. The arbitration and all proceedings related thereto shall be deemed private and confidential and shall not be disclosed to the public by either the arbitrator or the Parties to the arbitration. If the rules of JAMS or another agreed upon alternative dispute resolution provider differ from this Section, the provisions of this Section shall control. Discovery shall be permitted under California Code of Civil Procedure Section 1283.05 to the following extent only: (a) each Party shall be allowed to take 2 party depositions and may propound document requests, (b) the Parties shall be allowed to depose any experts who will testify at the evidentiary hearing, and (c) the arbitrator shall have the power to allow additional depositions for good cause, and may issue subpoenas for information directly relevant to the proceeding. Notwithstanding the foregoing, the Parties may seek provisional relief, including a preliminary injunction or temporary restraining order, in any federal or state court of competent jurisdiction located in Los Angeles, California, without prejudice to the above-described arbitration procedures, if in that Party's sole judgment such provisional relief is necessary to avoid irreparable injury or to preserve the status quo. Nevertheless, the arbitration procedure set forth in this Section is intended to be the sole and exclusive method of resolving any claims arising out of, relating to, or regarding this Agreement.

9.6 ***Notices***. Any written notices to be given hereunder shall be delivered via U.S. Mail, express courier, confirmed facsimile, or confirmed email, to such locations, telephone numbers, and addresses as each of EEI and Licensor at their last known address or as such Party shall notify in writing the other Party from time to time.

9.7 ***Successors***. This Agreement, and all the terms and provisions herein, shall inure to the benefit of and shall be binding upon the Parties hereto, their respective heirs, personal representatives, and permitted successors and assigns. Nothing express or implied herein is intended to confer, nor shall anything herein confer, upon any person or entity other than the Parties and their respective permitted successors and assigns any rights, remedies, obligations or liabilities whatsoever.

9.8 ***Construction and Interpretation***. This Agreement is a negotiated document and shall be deemed to have been drafted jointly by the Parties and no rule of construction or interpretation shall apply against any Party based upon a contention that the Agreement was drafted by one of the Parties. This Agreement shall be interpreted in a neutral manner.

9.9 ***Counterparts***. A facsimile or electronic copy hereof shall be deemed to be an original. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

9.10 ***Entire Agreement***. This Agreement (including the Exhibits which are hereby incorporated herein by reference) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior understandings, communications, and agreements between them, written or oral, regarding such subject matter. This Agreement shall not be modified, nor shall any provision hereof be waived or amended, except by a written amendment duly executed by EE1 and Licensor.

9.11 ***Signatories***. The respective signatories to this Agreement hereby warrant and represent that they have the authority to execute this Agreement and bind the appropriate Parties and principals.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

EE1:

Encore Endeavor 1 LLC

Stephen Roseberry

Name: Stephen Roseberry

Title: President CMO

EE1

Tutera:

Dada Media, Inc

Name: DAVID TUTERA

Title: PRES

SEPT 13, 2017

David Tutera